Exhibit No. 10.5

UNITED RETAIL GROUP, INC.
STOCK APPRECIATION RIGHTS PLAN
- as amended February 25, 2005 -

WHEREAS, United Retail Group, Inc., a Delaware corporation (the “Company”), desires to attract and retain the best available directors, to provide long range inducements for them to remain associated with the Company and to provide directors a permanent stake in the Company with the interest and outlook of owners;

NOW, THEREFORE, the Board of Directors hereby amends and restates the United Retail Group, Inc. Stock Appreciation Rights Plan from and after the Effective Date (as hereinafter defined) to read in its entirety, as follows:

Section 1.    Definitions.   The following terms have the following meanings when used in this Stock Appreciation Rights Plan, in both singular and plural forms:

“Annual Meeting” means the yearly meeting of stockholders of the Company to elect Directors.

“Associate” means a common law employee of the Company.

“Company” means United Retail Group, Inc., a Delaware corporation.

“Director” means a duly elected and acting member of the Board of Directors of the Company who is not an Associate.

“Effective Date” means February 28, 2005.

“Holder” means the person who is, at the time of reference, entitled to receive payment under a Right.

“Option” means any right to purchase Shares granted under the Stock Option Plan.

“Option Price” means the price per Share at which an Option is exercisable.

“Right” means a Director’s free standing entitlement to a payment in accordance with Section 2.2 hereof.

“Rightsholder” means a Director who holds an unexercised and outstanding Option under the Stock Option Plan.

“Shares” means units consisting of Common Stock, with par value equal to $.001 per share, of the Company with stock purchase rights attached and such additional and substitute securities and other property as may be issuable upon the exercise of Options.

“Stock Option Plan” means any stock option plan of the Company in effect on or after the Effective Date, as amended.

“Value” means (a) if the Shares are listed or admitted to trading on a national securities exchange (including the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) Stock Market), the closing price of Shares on the principal securities exchange on which the Shares are listed or admitted to trading on the day prior to the date of determination, or if no closing price can be determined for the date of determination, the most recent date for which such price can reasonably be ascertained, or (b) if the Shares are not listed or admitted to trading on a national securities exchange but are publicly traded, the mean between the representative bid and asked prices of the Shares in the over-the-counter market at the closing of the day prior to the date of determination or the most recent such bid and asked prices then available, as reported by NASDAQ or if the Shares are not then quoted by NASDAQ as furnished by any market maker selected from time to time by the Chairman of the Board of the Company for that purpose, or (c) if neither (a) nor (b) is applicable, the fair market value on the applicable date as determined by the Chairman in good faith using factors he deems to be relevant including but not limited to any sale of Shares to an independent third party.

Section 2.   Grants.

2.1.   Formula.   Beginning on the Effective Date, each Director elected at each Annual Meeting will automatically be granted two Rights for each Share issuable upon exercise of each Option granted at the same Annual Meeting. For example, on and after the Effective Date, each Director elected on a given date would receive 5,000 Options under the Stock Option Plan and 10,000 Rights under this Stock Appreciation Rights Plan.

2.2.   Payment.   Each Right granted to a Director under this Section 2 shall be automatically exercised without notice if and when a Share is issued under the Stock Option Plan upon the exercise of the contemporaneous Option with which the Right is associated. As soon as practicable after such Share is issued, the Company shall pay to the Holder for each Right an amount in cash equal to the remainder of (i) the Value of the Share determined as of the date the Option is exercised minus (ii) the Option Price and any applicable withholding taxes.

2.3.   Termination.   In the event that the contemporaneous Option with which a Right is associated lapses, is surrendered for cancellation or otherwise becomes unexercisable, the Right shall terminate and the Company shall have no liability with respect to the termination of the Right.

Section 3.    Administration.

3.1.   Powers of Chairman.   The Chairman of the Board of the Company will have the power to do the following:

3.1.1.    To maintain records relating to Rightsholders and Holders;

3.1.2.    To prepare and furnish to Rightsholders and Holders all information required by applicable law;

3.1.3.    To construe and apply the provisions of this Stock Appreciation Rights Plan and to correct defects and omissions therein;

3.1.4.    To engage assistants and professional advisers;

3.1.5.    To provide procedures for determination of claims under this Stock Appreciation Rights Plan;

3.1.6.    To make any factual determinations necessary or useful under this Stock Appreciation Rights Plan; and

3.1.7.    To adopt and revise rules, regulations and policies under this Stock Appreciation Rights Plan.

3.2.    Binding Effect of Actions.    All actions taken by the Chairman under this Stock Appreciation Rights Plan will be final and binding on all persons.

3.3.    Indemnification.    The Chairman shall not be personally liable for any action, interpretation or determination made with respect to this Stock Appreciation Rights Plan and shall be fully indemnified and protected by the Company with respect to any liability he may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Company’s Certificate of Incorporation and By-laws, as amended from time to time.

Section 4.   Rights of Holders.

4.1.    Amendment.    Rights granted prior to the Effective Date shall remain in full force and effect in accordance with the terms of the Stock Appreciation Rights Plan as in effect on the date the associated Option was granted and shall not be impaired or affected by this amendment and restatement. No amendment to this Stock Appreciation Rights Plan or any grant hereunder shall be made so as to impair or adversely alter the rights of any Holder without such Holder’s consent.

4.2.    No Right to Employment.    Nothing in this Stock Appreciation Rights Plan or in any Right will confer upon any Director any right to continue in office.

4.3.    Successors and Assigns.   The obligations of the Company under this Stock Appreciation Rights Plan will be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

4.4.    Rights as Stockholder.   No Holder will have any of the rights of a stockholder of the Company.

4.5.    Beneficiaries and Assignment of Rights.    No Right may be assigned, pledged, hypothecated, given, or otherwise transferred by the Holder, except that (i) a Rightsholder will be entitled to designate a beneficiary of the Right upon the Rightsholder’s death by delivering such designation in writing to the Vice President-Associate Services of the Company, (ii) if no such designation is made by the Rightsholder, the Right will be transferred upon the Rightsholder’s death as determined under the applicable laws of descent and distribution, (iii) a Right shall be transferred in accordance with a qualified domestic relations order (as defined in the Internal Revenue Code), and (iv) a Holder may sell and assign a Right to the Company for a price agreed by the Holder and the Chairman of the Board of the Company to be fair and in the best interests of the Company and its stockholders. If a Holder suffers a disability and does not have the capacity to receive a payment, such payment will be made to the Holder’s guardian or attorney-in-fact.

5.    Miscellaneous.

5.1.    Notices.    Notices permitted to be made under this Stock Appreciation Rights Plan will be sufficiently made if personally delivered or sent by first-class certified mail addressed (i) to the Holder at the Holder’s address as set forth in the books and records of the Company, or (ii) to the Company at the principal office of the Company to the attention of the Vice President-Associate Services. Any party may change its address through the method described above.

5.2.    Captions.    The captions and section numbers appearing in this Stock Appreciation Rights Plan are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Stock Appreciation Rights Plan.

5.3.    Applicable Law.    This Stock Appreciation Rights Plan will be governed by and interpreted, construed, and applied in accordance with the laws of the State of New Jersey to the extent that they apply.

5.4.    Severability.    The provisions of this Stock Appreciation Rights Plan are intended to comply with all legal requirements, including, without limitation, the American Jobs Creation Act of 2004. Any provisions of this Stock Appreciation Rights Plan that are held illegal or invalid for any reason shall be null and void ab initio. If any provisions of this Stock Appreciation Rights Plan are held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

5.5.    Interpretation.    The provisions of this Stock Appreciation Rights Plan with respect to a Right shall be interpreted, construed and applied as much as possible in a manner consistent with the interpretation, construction and application of the Stock Option Agreement for the contemporaneous Option with which the Right is associated.